Exhibit 99.1
PRESS RELEASE
For Immediate Release
Contact: Michael O. Banks — 570-200-1340
Penn Millers Announces Second Quarter 2011 Catastrophe Losses
Wilkes-Barre, Pennsylvania, (Business Wire) June 29, 2011 — Penn Millers Holding Corporation (NASDAQ: PMIC), (“Penn Millers” or “the Company”) today announced that it estimates that it incurred pre-tax catastrophe losses, net of reinsurance, of approximately $6.7 million for the second quarter ending June 30, 2011. The majority of the losses arose from multiple devastating tornadoes, wind storms and hail storms, mostly in the Midwest and Southeast that affected insureds primarily in the Company’s Agribusiness segment.
The Company typically experiences the highest level of weather-related loss activity in the second quarter of the year. Over the last five years, the loss ratio from catastrophes in the second quarter has averaged about 13 points. The catastrophe losses in the second quarter of 2011are estimated to add about 39 loss ratio points for the quarter and will cause the Company to incur a loss from operations for the same period.
The Company expects to file its second quarter Form 10-Q with the Securities and Exchange Commission on, or before, August 15, 2011.
Penn Millers Holding Corporation provides property and casualty insurance through its wholly owned subsidiary, Penn Millers Insurance Company. Penn Millers Insurance Company provides agribusiness insurance and commercial lines insurance in 34 states. The Company is located at 72 North Franklin Street in Wilkes-Barre, PA. The Company’s web address is http://www.pennmillers.com.
Some of the statements contained in herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company’s actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business, including the effects of climate change; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M. Best rating of our insurance subsidiaries; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our Annual Report on Form 10-K, filed with the SEC and in our other public filings with the SEC. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.
Contact: Michael O. Banks of Penn Millers Holding Corporation, (570) 200-1340
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